ROBERT E. OPERA - State Bar No. 101182
HAMID R. RAFATJOO - State Bar No. 181564
LOBEL,  OPERA &  FRIEDMAN  LLP
19800  MacArthur  Blvd.,  Suite 1100
Irvine, CA  92612-2425

Telephone:  (949) 476-7400
Facsimile:  (949) 476-7444

Attorneys for Scoop, Inc.
Debtor and Debtor-in-Possession



                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                               SANTA ANA DIVISION


In re                                             Case No. SA 98-20799 RA

SCOOP, INC., a Delaware corporation;              Chapter 11 Case
fka Karlsson-Del Rey Communications, Inc.,
and NewsMakers Information Services, Inc.,        SECOND AMENDED PLAN
                                                  OF REORGANIZATION
                  Debtor and                      (JULY 23, 1999)
                  Debtor-in-Possession.
                                                  DATE:   September 30, 1999
                                                  TIME:   3:30 p.m.
                                                  PLACE:  Courtroom 6C
                                                          411 W. Fourth Street
                                                          Santa Ana, CA  92701

                                TABLE OF CONTENTS

I.    INTRODUCTION...........................................................1
II.   DEFINITIONS............................................................2
III.  TREATMENT OF UNCLASSIFIED CLAIMS......................................10
IV.   DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS........................11
V.    TREATMENT OF CLASS UNIMPAIRED BY THE PLAN.............................11
VI.   TREATMENT OF IMPAIRED CLASSES OF CLAIMS...............................11
VII.  EXECUTION AND IMPLEMENTATION OF THE PLAN..............................13
VIII. DISBURSING AGENT......................................................28
IX.   REQUEST FOR FINDINGS OF FAIR AND EQUITABLE
      TREATMENT OF IMPAIRED CLASSES.........................................32
X.    CONDITIONS PRECEDENT TO DISTRIBUTIONS UNDER THE PLAN..................32
XI.   MODIFICATION OF PLAN..................................................33
XII.  TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................34
XIII. EFFECT OF CONFIRMATION................................................35
XIV.  RETENTION OF JURISDICTION.............................................37
XV.   DESIGNATION OF THE COMMITTEE AS REPRESENTATIVE
      OF THE ESTATE.........................................................39
XVI.  PROVISIONS OF THE PLAN WHICH MAY AFFECT, ALTER, OR
      MODIFY THE RIGHTS OF CREDITORS........................................39
XVII. RESERVATION OF RIGHTS.................................................40
XVIII.MISCELLANEOUS PROVISIONS..............................................40
XIX.  REQUEST FOR CONFIRMATION..............................................43

     Scoop, Inc., a Delaware corporation, the Debtor in this Case(F1) hereby proposes the following Plan for the resolution of outstanding Claims against and Interests in the Debtor, and requests Confirmation of this Plan pursuant to
Section 1129 of the Bankruptcy Code.

(F1) The  definitions  of the  capitalized  terms used herein are  contained  in
     Article II of this Plan.

                                       I.
                                  INTRODUCTION

     This Plan is proposed by the Debtor for the resolution of the outstanding Claims against its Estate. Reference should be made to the Disclosure Statement provided herewith for a detailed disclosure of the business, assets and liabilities, and financial affairs of the Debtor, and an analysis of this Plan.

     UNLESS SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS PLAN, THE INFORMATION CONTAINED OR REFERRED TO IN THIS PLAN HAS NOT BEEN SUBJECT TO CERTIFIED AUDIT. RECORDS KEPT BY THE DEBTOR RELY FOR THEIR ACCURACY ON BOOKKEEPING PERFORMED INTERNALLY BY THE DEBTOR. ALTHOUGH THE DEBTOR BELIEVES THAT EVERY REASONABLE EFFORT HAS BEEN MADE TO PRESENT ACCURATE FINANCIAL INFORMATION, THE RECORDS KEPT BY THE DEBTOR ARE NEITHER WARRANTED NOR REPRESENTED TO BE FREE OF INACCURACY. THE DEBTOR'S COUNSEL, ACCOUNTANTS, AND FINANCIAL CONSULTANTS HAVE NOT INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN, AND MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY THEREOF.

     ANY PARTY ENTITLED TO VOTE ON THIS PLAN IS URGED TO REVIEW CAREFULLY THIS PLAN PRIOR TO VOTING ON THIS PLAN, AND MAY DESIRE TO CONSULT WITH HIS OWN LEGAL COUNSEL PRIOR TO VOTING ON THIS PLAN TO ENSURE COMPLETE UNDERSTANDING OF THE TERMS OF THIS PLAN.

                                       II.
                                   DEFINITIONS

     2.01 "Administrative Claim" means a Claim for costs and expenses of the administration of the Case under Sections 503(b) or 507(b) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or commissions for services), (b) all Claims of professionals employed at the expense of the Estate, and (c) any fees or charges assessed against the Estate under 28 U.S.C. ss. 1930.

     2.02 "Allowed Administrative Claim" means an Administrative Claim allowed pursuant to Sections 503(b) or 507(b) of the Bankruptcy Code.

     2.03 "Allowed Claim" means a Claim that is either (i) listed in the Schedules filed with the Bankruptcy Court by the Debtor and not listed as disputed, contingent or unliquidated as to amount and as to which no objection is filed within the time period fixed by the Bankruptcy Court, or as to which any such objection has been determined by a Final Order, or (ii) with respect to which a Proof of Claim has been filed within the time period fixed by the Bankruptcy Court, and as to which no objection is filed within the time period fixed by the Bankruptcy Court, or as to which any such objection has been determined by a Final Order.

     2.04 "Allowed General Unsecured Claim" means an unsecured Allowed Claim against the Debtor, however arising, not entitled to priority under Section 507(a) of the Bankruptcy Code, including, without limitation, an Allowed Claim based on the rejection of an executory contract or unexpired lease.

     2.05 "Allowed Priority Claim" shall have the meaning provided for in Paragraph 7.03 of this Plan.

     2.06 "Allowed Priority Tax Claim" means an Allowed Claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

     2.07 "Allowed Priority Unsecured Claim" means an Allowed Claim entitled to priority pursuant to Sections 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

     2.08 "Avoidance Action" means any action which is filed or which may be filed pursuant to the provisions of Sections 510, 542, 543, 544, 545, 547, 548, 549, or 550 of the Bankruptcy Code, any actions based on applicable nonbankruptcy law that may be incorporated or brought under the foregoing sections of the Bankruptcy Code, or any other similar action or proceeding filed to recover property for or on behalf of the Estate or to avoid a lien or transfer.

     2.09 "Bankruptcy Code" means Title 11 of the United States Code, as now in effect or hereafter amended. All citations in this Plan to section numbers are to the Bankruptcy Code unless otherwise expressly indicated.

     2.10 "Bankruptcy Court" means the United States Bankruptcy Court for the Central District of California which has jurisdiction over the Case and the Estate of the Debtor, or such successor court or tribunal as may hereafter be confirmed or created by lawful authority with power to confirm reorganization plans under Chapter 11 of the Bankruptcy Code and all applicable statutes, rules, and regulations pertaining thereto.

     2.11 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for use in the Bankruptcy Court, as now in effect or hereafter amended.

     2.12 "Bar Date" means the last date for filing Proofs of Claim other than Administrative Claims or Claims based upon the rejection of any executory contracts or unexpired leases. The Bankruptcy Court established November 18, 1998 as the Bar Date in the Case with respect to the following Creditors and Equity Security Holders:

          a) Creditors and Equity Security Holders holding Claims or Interests which have not been properly listed, or properly classified, in the Schedules;

          b) Creditors and Equity Security Holders holding Claims or Interests who disagree with the amount listed in the Schedules as disputed, unmatured, contingent, or unliquidated or as to which the amount is scheduled as unknown; and

          c) Creditors and Equity Security Holders holding Claims or Interests who disagree with the amount listed for such claims or interests in the Schedules.

     2.13 "Business Day" means any day other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

     2.14 "Case" means the Debtor's Chapter 11 case which was filed in the Santa Ana division of the Bankruptcy Court, as Case No. SA 98-20799 RA.

     2.15 "Cash" means cash and cash equivalents, including, but not limited to, checks or similar forms of payment or exchange.

     2.16 "Claim" means (i) a right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     2.17 "Claimant" means the holder of a Claim.

     2.18 "Class" means a grouping into which Claims or Interests which are substantially similar to other Claims or Interests have been classified pursuant to Article IV of this Plan.

     2.19 "Closing Date" shall have the meaning provided in Section 3.3 of the InfiniCom Stock Agreement.

     2.20  "Committee"  means  the  Official   Committee  of  Creditors  Holding
Unsecured Claims formed pursuant to Section 1102 of the Bankruptcy Code.

     2.21 "Committee Certificate" means that certificate which will be filed by the Committee pursuant to Paragraph 7.12 of this Plan, attesting that the Committee has determined that all Allowed Priority Claims have been paid, all Post-Confirmation Estate Claims and objections to Claims have been resolved by a Final Order, and that all Retained Assets have been appropriately disposed of or that no further action should be taken relative thereto.

     2.22 "Confirmation" means the entry of the Confirmation Order by the Bankruptcy Court.

     2.23 "Confirmation Date" means the date on which the Confirmation Order is entered by the Bankruptcy Court.

     2.24 "Confirmation Hearing" means the hearing, including any continued or postponed session thereof, at which time the Bankruptcy Court will consider and determine whether to confirm this Plan.

     2.25 "Confirmation Order" means the order, as entered, of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

     2.26 "Creditor" means the holder of an Allowed Claim.

     2.27 "Debtor"  means Scoop,  Inc., a Delaware  corporation,  the debtor and
debtor-in-possession   in  the  Case,   formerly  known  as   Karlsson-Del   Rey
Communications, Inc., and NewsMakers Information Services, Inc.

     2.28 "Disbursing Agent" means the entity charged with making Distributions pursuant to the terms of this Plan. Pursuant to Paragraph 8.01 of this Plan, Bruce W. Ballenger will serve as the Disbursing Agent under this Plan.

     2.29 "Disclosure Statement" means the Second Amended Disclosure Statement (and all exhibits or schedules annexed thereto or referenced therein) which accompanies this Plan, as the Disclosure Statement may be amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

     2.30 "Disputed Claim" means:

          a) in the event that a Proof of Claim has not been filed by the Bar Date or has not otherwise been deemed timely filed under applicable law and such Claim has been listed on the Schedules as disputed, contingent, or unliquidated, then such Claim is a Disputed Claim; or

          b) in the event that a Proof of Claim or request for payment of an Administrative Claim has been filed by the Bar Date or has otherwise been deemed timely filed under applicable law, then such Claim is a Disputed Claim if an objection has been timely filed by the Debtor or by any other party-in-interest and such objection has not been withdrawn or denied by a Final Order. A Claim shall be considered a Disputed Claim in its entirety if an objection is timely filed to any portion of such Claim.

     2.31 "Disputed General Unsecured Claim" means a General Unsecured Claim which is a Disputed Claim.

     2.32 "Disputed General Unsecured Claims Reserve" means a segregated, interest-bearing account established at a financial institution which is an authorized depository under the United States Trustee guidelines, into which the Disbursing Agent will deposit the Distributions to be held in reserve on account of Disputed General Unsecured Claims pursuant to Paragraph 7.05 of this Plan.

     2.33 "Disputed Priority Claim" shall have the meaning provided for in Paragraph 7.03 of this Plan.

     2.34 "Disputed Priority Claims Reserve" means a segregated, interest-bearing account established at a financial institution which is an authorized depository under the United States Trustee guidelines, into which the Disbursing Agent will deposit the Distributions to be held in reserve on account of Disputed Priority Claims pursuant to Paragraph 7.03 of this Plan.

     2.35 "Distribution" means the Cash which is required to be distributed under this Plan to the holders of Allowed Claims.

     2.36 "Distribution Schedule" shall have the meaning provided for in Paragraph 8.03 of this Plan.

     2.37 "Effective Date" means the date not later than the fifth (5th) Business Day following the date upon which the Confirmation Order becomes a Final Order; provided, however, that, if an appeal of the Confirmation Order is timely filed, the Debtor, with the written consent of InfiniCom, which consent shall not be unreasonably withheld, may elect to cause this Plan to become effective, notwithstanding the pendency of such appeal, so long as no stay of the Confirmation Order is in effect, by filing with the Bankruptcy Court a notice of such election, in which event this Plan will become effective as provided herein.

     2.38 "Equity Security Holder" means the holder of an Interest in the Debtor.

          2.39 "Escrow Holder" means the person or entity charged with holding the $225,000 deposit made by InfiniCom pursuant to the InfiniCom Stock Agreement.

     2.40 "Estate" means the estate created under Section 541 of the Bankruptcy Code in the Case.

     2.41 "Final  Distribution" shall have the meaning provided for in Paragraph
7.12 of this Plan.

     2.42 "Final Order" means an order or judgment of the Bankruptcy Court, or of any court of competent jurisdiction where there is pending an action in which the Debtor is a party, which has not been reversed, stayed, modified or amended, and as to which (a) the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall then be pending, or (b) any right to appeal, petition for certiorari, reargument, or rehearing shall have been waived in writing in form and substance satisfactory to the Debtor, or (c) any appeal, petition for certiorari, reargument or rehearing has been resolved by the highest court to which the order or judgment was appealed timely or from which certiorari, reargument or rehearing was sought.

     2.43 "General Unsecured Claim" means an unsecured Claim against the Debtor that is not entitled to priority under Section 507(a) of the Bankruptcy Code, including, without limitation, a Claim based on the rejection of an executory contract or unexpired lease.

     2.44 "InfiniCom" means InfiniCom AB (publ), a holding company formed under the laws of Sweden, or its assignee or nominee as provided for by the InfiniCom Stock Agreement.

     2.45 "InfiniCom Stock Agreement" means that Stock Purchase Agreement dated April 23, 1999 entered into by and between the Debtor and InfiniCom. A true and correct copy of the InfiniCom Stock Agreement is attached hereto as Exhibit "1" and is incorporated herein by this reference.

     2.46 "Interest" means a share of common stock in the Debtor or the Reorganized Debtor.

     2.47 "Net Litigation Proceeds" shall have the meaning provided for in Paragraph 7.08 of this Plan.

     2.48 "Petition Date" means July 31, 1998, the date on which the Debtor filed its voluntary petition under Chapter 11 of the Bankruptcy Code, commencing the Case.

     2.49 "Plan" means the Debtor's Second Amended Plan of Reorganization, as the Plan may be amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

     2.50 "Plan Fund" means a segregated, interest-bearing trust account established at a financial institution which is an authorized depository under United States Trustee guidelines, into which the Disbursing Agent will deposit all funds of the Estate available for distribution to holders of Allowed General Unsecured Claims under this Plan, after establishing the Reserve Fund and after payment of or reservation for payment of all Priority Claims.

     2.51 "Post-Confirmation Estate Claims" shall have the meaning provided for in Paragraph 7.08 of this Plan.

     2.52  "Priority  Claims"  shall have the meaning  provided for in Paragraph
7.03 of this Plan.

     2.53 "Priority Tax Claim" means any Claim asserted under Section 507(a)(8) of the Bankruptcy Code.

     2.54 "Priority Unsecured Claim" means a Claim asserted to have priority under Sections 507(a)(3), 507(a)(4), or 507(a)(6) of the Bankruptcy Code.

     2.55 "Proof of Claim" means a statement under oath filed in the Case by a Claimant in which the Claimant sets forth the amount claimed to be owed to it and sufficient detail to identify the basis for the Claim, in accordance with Rule 3001 of the Federal Rules of Bankruptcy Procedure.

     2.56 "Reserve Fund" means a segregated, interest-bearing trust account established at a financial institution which is an authorized depository under United States Trustee guidelines, into which the Disbursing Agent will deposit the funds of the Estate set aside for the purpose of paying certain post-confirmation expenses. as provided for in Paragraph 7.10 of this Plan.

     2.57  "Retained  Assets"  shall have the meaning  provided for in Paragraph
7.16 of this Plan.

     2.58 "Reorganized Debtor" means the Debtor, as its financial affairs are reorganized from and after the Effective Date.

     2.59 "Schedules" means the Schedules of Assets and Liabilities and Statement of Financial Affairs filed by the Debtor in the Case, as amended, modified, or supplemented from time to time.

     2.60 "Secured Claim" means a Claim secured by a lien, security interest or other charge against property in which the Estate has an interest, or which is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value, determined in accordance with Section 506(a) of the Bankruptcy Code, of the interest of the holder of such Secured Claim in the Estate's interest in such property, or to the extent of the amount subject to any setoff, as the case may be.

     2.61 "SIS Asset Sale" means the Debtor's sale and assignment to Solutions Corporation of America, a Tennessee corporation, of substantially all of the assets of the Debtor's Scoop Information Services division pursuant to the provisions of that Asset Purchase Agreement, dated August 14, 1998, and that Equipment Purchase Agreement, dated August 14, 1998. The SIS Asset Sale is described in detail in Article V.B.2 of the Disclosure Statement.

     2.62 "SMS Asset Sale" means the Debtor's sale and assignment to Call Properties, LLC, a California limited liability company, of substantially all of the assets of the Debtor's Scoop Media Services division pursuant to the provisions of that Agreement of Sale, dated June 17, 1998. The SMS Asset Sale is described in detail in Article V.B.3 of the Disclosure Statement.

     2.63 "24STORE" means 24STORE.com Limited, a company incorporated under the laws of England and Wales.

     2.64 "Unclaimed Distribution" shall have the meaning provided for in Paragraph 7.14 of this Plan.

     2.65 "Unclaimed Distribution Holding Period" shall have the meaning provided for in Paragraph 7.14 of this Plan.

     2.66 "Unclaimed Distribution Reserve" shall have the meaning provided for in Paragraph 7.14 of this Plan.

     2.67 "Wage Claimant" means a Claimant asserting a Claim pursuant to Section 507(a)(3) or (a)(4) of the Bankruptcy Code.

                                      III.
                        TREATMENT OF UNCLASSIFIED CLAIMS

     In accordance with Section 1123(a)(1) of the Bankruptcy Code, Allowed Administrative Claims and Allowed Priority Tax Claims have not been classified and are excluded from classification of Claims provided for by Article IV of this Plan. The treatment of Allowed Administrative Claims and Allowed Priority Tax Claims is as follows:

     3.01 Allowed Administrative Claims

     Except to the extent that the holder of a particular Allowed Administrative Claim agrees to a different treatment thereof, each Allowed Administrative Claim shall be paid in full, in Cash, on the later of (i) the Effective Date, or (ii) the fifth (5th) Business Day after the order allowing such Administrative Claim becomes a Final Order. Any holder of an Administrative Claim (including, without limitation, any governmental unit holding an Administrative Claim for post-petition taxes and/or interest and penalties related to such taxes) is required to file a request for payment of its Administrative Claim. Requests for payment of Administrative Claims shall be filed not later than thirty (30) days after the Effective Date, and shall be paid on the fifth (5th) Business Day after the order allowing such Administrative Claim becomes a Final Order. Failure to file a request for payment of its Administrative Claim within thirty
(30) days after the Effective Date shall forever bar such holder of an Administrative Claim from asserting its Administrative Claim against the Estate.

     3.02 Allowed Priority Tax Claims

     Unless the Debtor and the holder of a particular Allowed Priority Tax Claim agrees to a different treatment thereof, each Allowed Priority Tax Claim shall be paid in full, in Cash, on the later of (i) the Effective Date, or (ii) the fifth (5th) Business Day after the order allowing such Priority Tax Claim becomes a Final Order. No post-petition interest shall be paid with respect to any Allowed Priority Tax Claims; provided, however, that in the event that there are funds remaining after the payment in full of all Allowed Claims and the payment of interest to holders of Allowed Priority Unsecured Claims, post-petition interest shall be paid with respect to Allowed Priority Tax Claims at the rate of ten percent (10%) per annum in accordance with the provisions of Paragraph 7.06 of this Plan.

                                       IV.
                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

     The following is a designation of the Classes of Claims and Interests under this Plan. A Claim shall be deemed classified in a particular Class only to the extent that the Claim qualifies within the description of that Class and shall be deemed classified in another Class or Classes to the extent that any remainder of the Claim qualifies within the description of such other Class or Classes. A Claim is classified in a particular Class only to the extent that the Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

     This Plan designates two (2) Classes of Claims and one (1) Class of Interests as follows:

     4.01 Allowed Unsecured Claim.

          Class 1: Allowed Priority Unsecured Claims.
          Class 2: Allowed General Unsecured Claims.

     4.02 Interests.

          Class 3: Interests of Equity Security Holders.

                                       V.
                        NO CLASSES UNIMPAIRED BY THE PLAN

     All Classes established by the Plan are impaired by the Plan, as that term is defined by Section 1124 of the Bankruptcy Code.

                                       VI.
                     TREATMENT OF IMPAIRED CLASSES OF CLAIMS

     The following Classes are "impaired" by this Plan, as that term is defined by Section 1124 of the Bankruptcy Code.

     6.01 Class 1: Allowed Priority Unsecured Claims

     Class 1 is impaired by this Plan. Except to the extent that the holder of a particular Allowed Priority Unsecured Claim agrees otherwise, each Allowed Priority Unsecured Claim shall be paid in full, in Cash, on the later of (i) the Effective Date, or (ii) the fifth (5th) Business Day after the order allowing such Priority Unsecured Claim becomes a Final Order. No post-petition interest shall be paid with respect to any Allowed Priority Unsecured Claims; provided, however, that in the event that there are funds remaining after the payment in full of all Allowed Claims, interest shall be paid with respect to Allowed Priority Unsecured Claims at the rate of ten percent (10%) per annum in accordance with the provisions of Paragraph 7.06 of this Plan.

     6.02 Class 2: Allowed General Unsecured Claims

     Class 2 is impaired by this Plan. In full and complete satisfaction of the Allowed General Unsecured Claims, each holder of a Class 2 Allowed General Unsecured Claim shall be paid its pro rata share of the funds available in the Plan Fund, up to 100% of the amount of its Allowed General Unsecured Claim. No post-petition interest shall be paid with respect to any Allowed Priority Unsecured Claims; provided, however, that in the event that there are funds remaining after the payment in full of all Allowed Claims and the payment of interest to holders of Allowed Priority Unsecured Claims and Allowed Priority Tax Claims, interest shall be paid with respect to Allowed General Unsecured Claims at the rate of ten percent (10%) per annum in accordance with the provisions of Paragraph 7.06 of this Plan. Distributions to the holders of the Class 2 Allowed General Unsecured Claims shall be made in accordance with the provisions of Paragraph 7.04 of this Plan.

     6.03 Class 3: Interests of Equity Security Holders

     Class 3 is deemed to be impaired by this Plan. The Equity Security Holders shall retain, without alteration or modification, all of their legal, contractual and equitable rights in their Interests. The Equity Security Holders' ownership interest in the Reorganized Debtor shall be diluted as of the Effective Date, however, by reason of the issuance to InfiniCom, pursuant to the provisions of the InfiniCom Stock Agreement, of Interests in the Reorganized Debtor equivalent to approximately ninety-one percent (91%) of the issued and outstanding Interests in the Reorganized Debtor.

     Confirmation shall be deemed approval of all of the terms and conditions of the InfiniCom Stock Agreement. The Debtor and InfiniCom shall take any and all actions, and shall execute and deliver any and all documents and instruments, appropriate to carry out and effectuate the terms and conditions of the InfiniCom Stock Agreement as of the Effective Date.

     The treatment of the Interests of Equity Security Holders under this Plan is subject to the provisions of Paragraph 7.25 of this Plan. In accordance with the provisions of Paragraph 7.25 of this Plan, in the event that the InfiniCom Stock Agreement should be terminated, (i) the Equity Security Holders shall retain, without alteration or modification, all of their legal, contractual and equitable rights in their Interests, and (ii) the Committee may file with the Bankruptcy Court, after all Distributions required by this Plan have been made, a notice of cancellation of the Interests in the event that, by such date, the Committee has not been able to enter into a transaction (e.g., a sale of the Interests or merger transaction) to obtain value for Equity Security Holders on account of the Interests.

                                      VII.
                    EXECUTION AND IMPLEMENTATION OF THE PLAN

     7.01 Overview

     The purposes of this Plan are the following: (a) distributing to Creditors the Cash in the Estate as of the Effective Date (derived primarily from the SMS Asset Sale and the SIS Asset Sale and to be derived from the InfiniCom Stock Agreement), and (b) providing to the Equity Security Holders Interests in the Reorganized Debtor pursuant to the provisions of the InfiniCom Stock Agreement.

     This Plan effectuates the provisions of the InfiniCom Stock Agreement. The Debtor did not realize from the SMS Asset Sale and the SIS Asset Sale (i.e., sales, in the aggregate, of substantially all of the assets of the Debtor) proceeds sufficient to pay to the Creditors 100% of their Allowed Claims. In order for the Debtor to obtain additional funds with which to pay the Allowed Claims of Creditors, the Debtor negotiated and entered into the InfiniCom Stock Agreement, by which the Debtor will obtain from InfiniCom, in consideration of the Debtor's transfer to InfiniCom pursuant to this Plan of approximately ninety-one percent (91%) of the Interests in the Reorganized Debtor, up to $225,000 (with interest thereon, as provided by the InfiniCom Stock Agreement), plus reimbursement of up to $125,000 of the professional fees and costs of the Estate incurred in connection with the negotiation and documentation of the Debtor's transaction with InfiniCom, and the formulation, preparation and the obtaining approval of the Disclosure Statement and this Plan. The Debtor projects that, with the funds to be obtained from the InfiniCom Stock Agreement, Distributions to Creditors of approximately 98% of the amount of Allowed General Unsecured Claims should be paid in this Case.(F2) Moreover, by the InfiniCom Stock Agreement, Equity Security Holders will be able to realize a more valuable ownership interest in the Reorganized Debtor.

(F2) Please refer to Article VIII.C of the Disclosure  Statement for an analysis
     of  the  amount  of  Allowed   Claims  in  the  Case,   and  the  projected
     Distributions to Creditors.

     7.02 Means for Implementation of this Plan

     The Cash in the Estate as of the Confirmation Date and to be obtained pursuant to Section 3.1 of the InfiniCom Stock Agreement will be distributed to Creditors on account of their Allowed Claims pursuant to the provisions of this Plan. Distributions to Creditors pursuant to this Plan track materially the provisions of Section 726 of the Bankruptcy Code (i.e., the distribution scheme in a Chapter 7 liquidation proceeding).

     As of the Effective Date, the Debtor will transfer to the Disbursing Agent all of the Cash in the Estate, and, on the Closing Date of the InfiniCom Stock Agreement, InfiniCom will cause the Escrow Holder to pay to the Disbursing Agent, on behalf of the Creditors, $225,000 plus accrued interest as provided for under the InfiniCom Stock Agreement. The Disbursing Agent will make Distributions to Creditors pursuant to the provisions of this Plan.

     Ownership interests in the Reorganized Debtor will be determined pursuant to the provisions of the InfiniCom Stock Agreement. On the Closing Date of the InfiniCom Stock Agreement, the Debtor will issue and InfiniCom will acquire approximately 61.6 million shares of common stock of the Debtor in exchange for one hundred percent (100%) of the issued and outstanding shares of capital stock of 24STORE. Upon consummation of the foregoing transaction, Equity Security Holders will collectively have approximately a nine percent (9%) ownership interest in the Reorganized Debtor, and InfiniCom will have approximately a ninety-one percent (91%) ownership interest in the Reorganized Debtor. Approval of this Plan will constitute approval of an amendment to the Reorganized Debtor's Certificate of Incorporation to increase the authorized amount of issued and outstanding shares of stock in the Reorganized Debtor in order to facilitate the foregoing transaction.

     InfiniCom anticipates that the following will constitute the Reorganized Debtor's board of directors as of the Effective Date:

     Karl-Magnus Karlsson (Chairman);
     Michael Neame; and
     Martin Clarke.

     InfiniCom  also  anticipates  that  the  following   persons  will  be  the
Reorganized Debtor's officers as of the Effective Date:

     Name                      Title
     ----                      -----
     Karl-Magnus Karlsson      President
     Michael Neame             Chief Financial Officer
     Martin Clarke             Secretary

     InfiniCom intends to cause the Reorganized Debtor to act diligently to apply for and obtain a re-listing of its securities on the NASDAQ market as soon as practicable following the Effective Date and, subject to market conditions, presently intends to consummate a public offering of common stock of the Reorganized Debtor. InfiniCom anticipates that the foregoing transactions will serve to enhance the value and marketability of the Equity Security Holders' ownership interests in the Reorganized Debtor.

     SOME OF THE MATTERS DISCUSSED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE SUGGESTED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, THE FAILURE TO EFFECT A RE-LISTING, THE FAILURE TO EFFECT A PUBLIC OFFERING, THE EFFECT OF ECONOMIC CONDITIONS ON THE 24STORE BUSINESS, INTEREST RATES, MARKET DEMAND, COMPETITION AND OTHER RISKS DETAILED IN THE DISCLOSURE STATEMENT.

     7.03 Payments to Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, and Class 1 Allowed Priority Unsecured Claims

     Except as provided expressly to the contrary in Paragraph 7.06 of this Plan, Allowed Administrative Claims, Allowed Priority Tax Claims, and Class 1 Allowed Priority Unsecured Claims (collectively, "Allowed Priority Claims") shall be paid from the funds on hand in the Estate as of the Effective Date and prior to the creation of the Plan Fund. All Distributions to the holders of Allowed Priority Claims shall be made by the Disbursing Agent.

     In the event that any objection to any Administrative Claim, Priority Tax Claim, or Priority Unsecured Claim (collectively, "Priority Claims") should be pending as of the date on which a Distribution is owed to the holder of such Priority Claim, the Disbursing Agent shall reserve from the funds in the Estate cash sufficient to pay such disputed Priority Claim ("Disputed Priority Claim"), as if such Disputed Priority Claim were allowed in full. No Distribution shall be made on account of any Disputed Priority Claim until such Disputed Priority Claim has been determined and allowed by a Final Order. Pending the entry of any Final Order allowing a Disputed Priority Claim, all payments owed with respect to such Disputed Priority Claim shall be deposited into an interest-bearing segregated bank account at a financial institution authorized by the United States Trustee guidelines ("Disputed Priority Claims Reserve"). No disbursements shall be made from the Disputed Priority Claims Reserve for a Disputed Priority Claim without the written consent of the Disbursing Agent and the holder of such Disputed Priority Claim, or order of the Bankruptcy Court.

     In the event that a Disputed Priority Claim is allowed by a Final Order, the amount reserved in the Disputed Priority Claims Reserve for such Allowed Priority Claim shall be disbursed, within five (5) Business Days, to the holder of such Allowed Priority Claim to the extent of the amount of the Allowed
Priority Claim, and any further Distributions on account of such Allowed Priority Claim shall be paid directly to the holder of such Allowed Priority Claim (and not to the Disputed Priority Claims Reserve), in an aggregate amount not to exceed the amount of the Priority Claim allowed by the Final Order. In the event that any Disputed Priority Claim is ultimately disallowed in whole or in part by a Final Order, any amount reserved in the Disputed Priority Claims Reserve for such Disputed Priority Claim in excess of any amount of the Priority Claim allowed by such Final Order shall be transferred, within five (5) Business Days, to the Plan Fund, for the purpose of making Distributions on account of Allowed Claims under this Plan.

     7.04 Payments to Holders of Allowed General Unsecured Claims

     Subject to the provisions of Paragraph 6.01 of this Plan, holders of Class 2 Allowed General Unsecured Claims shall receive their pro rata share of the available funds in the Plan Fund (after Distributions have been made to, or appropriate reserves established in the Disputed Priority Claims Reserve for, the holders of Priority Claims, and after the establishment of the Reserve
Fund). In the event that any funds are reallocated to the Plan Fund as a result, among other things, of (i) the resolution of any objection which may be filed to Disputed Claims, (ii) the obtaining of any Net Litigation Proceeds, (iii) the obtaining of any net proceeds from the disposition of any Retained Assets, (iv) the termination of the Unclaimed Distribution Reserve, or (v) the termination of the Reserve Fund, the holders of the Class 2 Allowed General Unsecured Claims shall also receive their pro rata share of any funds so reallocated. All Distributions to the holders of Class 2 Allowed General Unsecured Claim shall be made by the Disbursing Agent. Holders of Class 2 Allowed General Unsecured Claims shall receive an initial Distribution of their pro rata share of the Plan Fund within sixty (60) days following the Effective Date, after the establishment of the Disputed General Unsecured Claims Reserve provided for in Paragraph 7.05 of this Plan. Subject to the distribution to Creditors of any Unclaimed Distributions pursuant to Paragraph 7.14 of this Plan, holders of Class 2 Allowed General Unsecured Claims shall receive a Final Distribution on account of their Allowed Claims within thirty (30) days after the filing of the Committee's Certificate referenced in Paragraph 7.12 of this Plan, or at such later time as is practical.

     7.05 Disputed General Unsecured Claims

     In the event that any objection to any Class 2 General Unsecured Claim shall be pending as of the date on which a Distribution is owed to the holder of such Class 2 General Unsecured Claim, the Disbursing Agent shall reserve from the funds in the Estate available to pay the Class 2 General Unsecured Claims cash sufficient to pay such disputed Class 2 General Unsecured Claim ("Disputed General Unsecured Claim"), as if such Disputed General Unsecured Claim were allowed in full. No Distribution shall be made on account of any Disputed General Unsecured Claim until such Disputed General Unsecured Claim has been determined and allowed by a Final Order. Pending the entry of a Final Order allowing a Disputed General Unsecured Claim, all payments owed with respect to such Disputed General Unsecured Claim shall be deposited into an interest-bearing, segregated bank account at a financial institution authorized by the United States Trustee guidelines ("Disputed General Unsecured Claims Reserve"). No disbursements shall be made from the Disputed General Unsecured Claims Reserve for a Disputed General Unsecured Claim without the written consent of the Disbursing Agent and the holder of such Disputed General Unsecured Claim, or order of the Bankruptcy Court.

     In the event that a Disputed General Unsecured Claim is allowed by a Final Order, the amount reserved in the Disputed General Unsecured Claims Reserve for such Allowed General Unsecured Claim shall be disbursed, within five (5) Business Days, to the holder of such Allowed General Unsecured Claim to the extent of the amount of the Allowed General Unsecured Claim, and any further Distributions on account of such Allowed General Unsecured Claims shall be paid directly to the holder of such Allowed General Unsecured Claim (and not to the Disputed General Unsecured Claims Reserve), in an aggregate amount not to exceed the amount of the General Unsecured Claim allowed by the Final Order.

     In the event that any Disputed General Unsecured Claim is ultimately disallowed in whole or in part by a Final Order, any amount reserved in the Disputed General Unsecured Claims Reserve for such Disputed General Unsecured Claim in excess of any amount of the General Unsecured Claim allowed by such Final Order shall be transferred, within five (5) Business Days, to the Plan Fund, for the purpose of making Distributions to holders of Allowed Claims in accordance with the terms of this Plan.

     7.06 Interest on Allowed Claims

     Interest shall not be paid from the Petition Date on any Allowed Claims, unless there are funds remaining in the Estate after payment in full of the principal amount of all Allowed Claims. In that event, interest on Allowed Claims shall be paid from the Plan Fund as follows:

          (a) First, interest shall be paid on any Allowed Priority Unsecured Claim (in accordance with the priority set forth by Section 507 of the Bankruptcy Code), from the Petition Date through and including the date of payment of the Allowed Priority Unsecured Claim, at the rate of ten percent (10%) per annum.

          (b) Second, after payment of interest owed on any Allowed Priority Unsecured Claims, interest shall be paid on any Allowed Priority Tax Claim, from the Petition Date through and including the date of payment of such Allowed Priority Tax Claim, at the lesser of (i) the rate of ten percent (10%) per annum, or (ii) the rate specified by Section 6621 of the Internal Revenue Code, as such rate may be adjusted from time to time.

          (c) Third, after payment of interest owed on any Allowed Priority Unsecured Claims and Allowed Priority Tax Claims, interest shall be paid on each Allowed General Unsecured Claim, from the Petition Date through and including the payment of such Allowed General Unsecured Claim, at the rate of ten percent (10%) per annum.

     7.07 The Committee

     The Committee, as its membership may be modified or supplemented after the Confirmation Date, shall continue to act after the Confirmation Date as the duly appointed and acting representative of the holders of General Unsecured Claims (Class 2) and shall have the rights and powers provided for by this Plan. In carrying out its responsibilities under this Plan, the Committee shall be entitled to employ such counsel including, without limitation, the law firm of Pachulski, Stang, Ziehl & Young (counsel retained by the Committee in the Case) and other professionals as may be necessary, in the exercise of its sole discretion, to assist it in the performance of its duties under this Plan. Fees and expenses of professionals employed by the Committee shall be paid from funds on deposit in the Reserve Fund, in accordance with the provisions of Paragraph
7.10 of this Plan. In the event of a withdrawal by a member of the Committee after the Confirmation Date, a replacement member shall be promptly appointed by the remaining members of the Committee.

     7.08 Post-Confirmation Estate Claims

     The right to enforce, file, litigate, collect, prosecute, settle, and resolve on behalf of the Estate and the Debtor (at the expense of the Estate) any and all claims and causes of action which constitute property of the Estate including, but not limited to, any Avoidance Actions, whether or not such claims or causes of action are the subject of litigation pending as of the Effective Date (collectively, the "Post-Confirmation Estate Claims"), is deemed automatically transferred from the Debtor and/or the Estate, as the case may be, to the Committee on the Effective Date. From and after the Effective Date, the Reorganized Debtor shall have no right to enforce, prosecute, file, collect, settle, or resolve any Post-Confirmation Estate Claims (unless specifically requested in writing by the Committee to assist the Committee in such regard and upon satisfactory indemnification).

     Any litigation based upon Post-Confirmation Estate Claims shall be filed no later than one hundred eighty (180) days after the Effective Date, or within such additional period of time as the Bankruptcy Court may allow upon motion of the Committee, after such notice as the Bankruptcy Court may deem appropriate. In the event that litigation based upon any Post-Confirmation Estate Claim is not timely commenced, such Post-Confirmation Estate Claim shall be deemed forever waived by the Estate and neither the Committee nor any other party-in-interest shall have the right to pursue the same; provided, however, that any such Post-Confirmation Estate Claim may be utilized as a defense against or offset to any Claim or cause of action which may be brought against the Estate. Any net proceeds realized from the litigation of any Post-Confirmation Estate Claim ("Net Litigation Proceeds") shall be reallocated to the Plan Fund and made available for distribution to holders of Class 2 Allowed General Unsecured Claims under this Plan.

     Notwithstanding   the   rights   of   the   Committee   with   respect   to
Post-Confirmation Estate Claims, nothing in this Plan shall require the Committee to prosecute or litigate any such matters, all of which may be decided by the Committee in its sole discretion.

     Neither the Debtor nor the Committee has fully reviewed whether Post-Confirmation Estate Claims exist, including, without limitation, whether or not there are any Avoidance Actions which may be brought by the Committee after the Effective Date. This investigation is on-going and will occur in large part after the Effective Date. As a result, Creditors and other parties-in-interest should be, and are pursuant to the terms of this Plan, specifically advised that, notwithstanding that the existence of any particular Post-Confirmation Estate Claim may not be listed, disclosed, or set forth in this Plan or Disclosure Statement, a Post-Confirmation Estate Claim may be brought against any Claimant at any time, subject to the bar date limitations set forth in this Plan.

     7.09 Objections to Claims

     The right to prosecute, collect, file, litigate, resolve, and settle Claims (at the expense of the Estate), whether pending or the subject of litigation as of the Effective Date, shall be deemed automatically transferred by the Debtor and/or the Estate, as the case may be, to the Committee on behalf of the Estate and the Debtor as of the Effective Date. From and after the Effective Date, the Reorganized Debtor shall have no right to file, prosecute, litigate, or settle any objections to Claims, whether or not any such objection is pending as of the Effective Date (unless specifically requested in writing by the Committee to assist the Committee in such regard and upon satisfactory indemnification).

     Objections to any Priority Claim shall be filed within thirty (30) days after the Effective Date, or within such additional period of time as the Bankruptcy Court may allow upon motion made after such notice as the Bankruptcy Court may deem appropriate. Objections to any Class 2 General Unsecured Claim shall be filed within forty-five (45) days after the Effective Date, or within such additional period of time as the Bankruptcy Court may allow upon motion made after such notice as the Bankruptcy Court may deem appropriate. Any such objection which is not timely filed shall be deemed forever waived by the Estate and neither the Committee nor any other party-in-interest shall have any right to pursue the same.

     Notwithstanding that the Committee shall have the right to prosecute, file, litigate, resolve, and settle objections to Claims on behalf of the Debtor and Estate, nothing contained herein shall be deemed to obligate the Committee to take any such actions, all of which shall be determined in the Committee's sole discretion.

     The Debtor has filed a number of objection to Disputed Claims; however, neither the Debtor nor the Committee has fully reviewed the Claims in the Case to determine whether any additional objections to Disputed Claims should be filed in this Case. This investigation is ongoing and will occur in part after the Effective Date. As a result, Creditors and other parties-in-interest should be, and are pursuant to the terms of this Plan, specifically advised that, notwithstanding that the existence of any particular objection to Claim may not be listed, disclosed or set forth in this Plan or Disclosure Statement, an objection to Claim may be brought against any Claimant at any time, subject to the bar date limitations set forth in this Plan.

     7.1 Reserve Fund

     On or as soon as practicable after the Effective Date, the sum of $75,000 shall be set aside in the Reserve Account to be held by the Disbursing Agent for the purposes of funding (i) the estimated attorneys' fees and costs and other estimated costs of any litigation which the Committee intends to pursue after the Effective Date, including, without limitation, the prosecution of Post-Confirmation Estate Claims and/or objections to Claims, (ii) the costs of disposition of any Retained Assets, and (iii) the expenses that the Committee may incur in connection with the implementation of this Plan, including, without limitation, the compensation of the Disbursing Agent.

     In the event that, after the Effective Date, the Committee should determine, in the exercise of its sole discretion, that the initial $75,000 funding of the Reserve Fund is insufficient to fund the post-confirmation expenses set forth in this Paragraph 7.10, at the written request of the Committee, the Disbursing Agent shall transfer to the Reserve Fund any additional funds within his possession or control requested by the Committee, but in no event to exceed an additional sum of $50,000. The Reserve Fund shall be established in an interest-bearing account with a financial institution which is an authorized depository under the United States Trustee guidelines and shall be under the control of the Disbursing Agent.

     7.2 Payment of Professionals' Fees and Expenses After the Confirmation Date

     Any professional employed in the Case after the Confirmation Date shall be entitled to obtain payment of its fees and costs as a post-confirmation operating expense without the need for any further order of the Bankruptcy Court with respect thereto. Any professional seeking compensation of post-confirmation fees and costs shall submit to the Disbursing Agent and serve upon the Committee and its counsel a billing statement which shall include documentation of fees and costs which conforms substantially to the United States Trustee guidelines. If any party-in-interest fails to file, in the Bankruptcy Court, an objection to any such billing statement within fifteen (15) days after the service of such billing statement, the fees and costs requested thereby shall be deemed allowed, and the professional shall thereafter immediately be entitled to the compensation requested thereby and the Disbursing Agent shall forthwith pay such compensation to the professional from the Reserve Fund. If a timely objection to the professional's billing statement is filed by any party-in-interest, the professional shall schedule the matter for hearing before the Bankruptcy Court and the Bankruptcy Court will determine the merits of the objection.

     If the Disbursing Agent should fail to pay the post-confirmation fees and costs of any professional entitled to such payment within thirty (30) days after the professional's rendering of its billing statement, the professional shall be entitled to seek an order of the Bankruptcy Court requiring the Disbursing Agent to forthwith pay such fees and costs to the professional by filing a motion to compel the payment of the professional's Claim.

     7.3 Filing of Post-Confirmation Reports; Committee's Certificate; and Termination of Reserve Fund

     The Committee shall file and serve upon the Disbursing Agent, the Reorganized Debtor and its counsel, not less frequently than every ninety (90) days after the Effective Date, a report regarding the status of the administration of the Case. Such report shall include, among other things, a narrative regarding the status of the prosecution of any Post-Confirmation Estate Claims and any objections to Claims. As soon as reasonably practicable after the Committee determines in its discretion that all Allowed Priority Claims have been duly paid, all Post-Confirmation Estate Claims and objections to Claims have been resolved by Final Order, and that all Retained Assets have been appropriately disposed of or that no further action should be taken relative thereto, the Committee shall file and serve upon the Disbursing Agent and the Reorganized Debtor and its counsel a certificate attesting to such determination ("Committee's Certificate"). Within the later of thirty (30) days after the filing of the Committee's Certificate or ten (10) days after payment to professionals of their final post-confirmation fees, the Reserve Fund shall be terminated, and any remaining funds contained therein shall be reallocated to the Plan Fund for distribution to the holders of Allowed Claims as provided for by this Plan ("Final Distribution"), which Final Distribution shall be made within thirty (30) days thereafter, or at such later time as is practical.

     7.4 Closing of the Case

     Promptly after the making of any Unclaimed Distributions pursuant to Paragraph 7.14 of this Plan, the Committee shall file with the Court an application for a final decree, closing the Case.

     7.5 Unclaimed Distributions

     Distributions to holders of Allowed Claims shall be made: (a) at the addresses set forth in the Proofs of Claim filed by the Claimant; (b) at the addresses set forth in any written notices of address change delivered to the Debtor or the Disbursing Agent after the date on which any related Proof of Claim was filed; or (c) at the addresses reflected in the Schedules relating to the applicable Allowed Claim if no Proof of Claim has been filed by the Claimant and neither the Debtor nor the Disbursing Agent has received a written notice of a change of address. Neither the Debtor, the Committee, nor the Disbursing Agent shall be required to perform any investigation or inquiry as to the proper address for such Creditor if the address stated in the Proof of Claim, written notice of change of address, or in the Schedules is incorrect.

     Any unclaimed Distribution ("Unclaimed Distribution") provided for under this Plan (which shall include (i) checks which have been returned as undeliverable without a proper forwarding address, (ii) checks which were not mailed or delivered because of the absence of a proper address to which to mail or deliver the same, or (iii) checks which remain unclaimed for period of ninety
(90) days) shall be deposited by the Disbursing Agent into an Unclaimed Distribution reserve account ("Unclaimed Distribution Reserve") to be held in trust for the benefit of the holders of Allowed Claims entitled thereto under the terms of this Plan. For the earlier to occur of (i) two (2) years after a Distribution is deposited into the Unclaimed Distribution Reserve, or (ii) ninety (90) days after the making of the Final Distribution under this Plan (the "Unclaimed Distribution Holding Period"), such Unclaimed Distribution shall be held in the Unclaimed Distribution Reserve for the benefit of the holder of the Allowed Claim who failed to previously claim such Unclaimed Distribution. After the expiration of the Unclaimed Distribution Holding Period for an Unclaimed Distribution, such Unclaimed Distribution shall be transferred to the Plan Fund and a Distribution thereof shall be made to holders of Allowed Claims as provided for by this Plan, and the holders of Allowed Claims otherwise entitled to such Unclaimed Distributions shall cease to be entitled thereto and their Claims based thereon shall be deemed waived and forever barred. After the making of all Distributions required by this Plan, the Plan Fund shall be terminated, and any remaining funds contained therein shall be paid over to the Reorganized Debtor.

     7.6

     [INTENTIONALLY OMITTED]

     7.7 Disposition of Retained Assets

     The Committee shall be entitled to sell, transfer, or otherwise dispose of, on behalf of the Debtor and the Estate, non-Cash assets retained by the Estate as of the Effective Date, excluding all of the Debtor's right, title and interest in, to and under the InfiniCom Stock Agreement ("Retained Assets"). The Committee shall have no obligation to pursue the disposition of any Retained Asset, and the Committee shall have no liability for actions taken or omitted to be taken with respect to the disposition of any Retained Asset, other than for its willful misconduct or fraud. In the event that any such Retained Asset is not disposed of within one hundred eighty (180) days after the Effective Date or within such additional period of time as the Bankruptcy Court may allow upon motion made after such notice as the Bankruptcy Court may deem appropriate, such Retained Asset shall be deemed to be abandoned and of no value to the Estate.

     7.8 Compromise of Controversies

     Bankruptcy Court approval of compromises of any controversies relating to objections to Claims, Post-Confirmation Estate Claims, and any litigation pending after the Confirmation Date may be obtained on an expedited basis after the Confirmation Date. Notice of any such proposed compromise shall be provided to the following entities: (i) the Committee members and the Committee's counsel; (ii) the Disbursing Agent; (iii) the United States Trustee; and (iv) any Creditor who files and serves upon the Debtor, the Committee, and their respective counsel a request for special notice of any such compromises after the Confirmation Date. Objections to any such proposed compromise shall be filed within fifteen (15) days after service of the notice of the proposed compromise. In the event that no objections to the proposed compromise are timely filed, the compromise shall be deemed approved, and an order may be entered by the Bankruptcy Court approving the compromise, without the need for further notice or hearing with respect thereto.

     7.9 De Minimis Distributions

     The Disbursing Agent shall not be required to make a Distribution to any Creditor if the amount of Cash to be distributed to the Creditor is less than $15.00. Such Creditor shall have its Claim for such Distribution discharged, and such Creditor shall be forever barred from asserting any such Claim against the Debtor, the Reorganized Debtor, or the Estate. Any such Cash held by the Disbursing Agent shall be reallocated to the Plan Fund for distribution on a pro-rata basis to other Creditors. When no further Distributions are required to be made under this Plan, any remaining funds shall be distributed to the Reorganized Debtor.

     7.10 Bankruptcy Court Approval Relative to Post-Confirmation Matters

     Nothing contained in this Plan shall be deemed to impair in any manner the right of any party-in-interest, including, without limitation, the Committee, to seek at any time after the Confirmation Date orders of the Bankruptcy Court approving actions to be taken consistent with this Plan as may be necessary or desirable to effectuate the provisions of this Plan.

     7.11 Setoffs

     Pursuant to Section 553 of the Bankruptcy Code or applicable non-bankruptcy law, the Committee, acting on behalf of the Debtor and the Estate, may set off against any Allowed Claim and Distributions to be made pursuant to this Plan on account of such Allowed Claim (before any Distribution is made on account of such Allowed Claim), any account stated, claim, right, or cause of action which the Debtor or the Estate may possess against the holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim shall constitute a waiver or release by the Debtor, the Estate, or the Committee of any such account, claim, right, and cause of action that the Debtor or the Estate may possess against the holder of such Allowed Claim. To the extent that the Committee in allowing a Claim fails to effect a setoff with a Creditor and seeks to collect a claim from such Creditor after a Distribution to such Creditor pursuant to this Plan on account of the Creditor's Allowed Claim, the Committee shall be entitled to full recovery on its claim against such Creditor, notwithstanding any payment in full of the Creditor's Allowed Claim pursuant to this Plan.

     7.12 Cash Payments

     Cash payments made pursuant to this Plan shall be in United States dollars by checks drawn on a domestic bank selected by the Disbursing Agent or by wire transfer from a domestic bank, at the option of the Disbursing Agent.

     7.13 Management of the Reorganized Debtor

     The key management of the Reorganized Debtor, and the compensation to be paid to such managers, is set forth in detail in Article XV of the Disclosure Statement.

     7.14 Remedy Upon Any Default Under this Plan

     In the event that any Creditor is not paid a Distribution to which it is entitled pursuant to the terms of this Plan, such Creditor may file in the Bankruptcy Court a motion to obtain any appropriate relief based upon such default after providing to the Disbursing Agent not less than thirty (30) days written notice of and opportunity to cure such default.

     7.15 Further Assurances by Reorganized Debtor

     The Reorganized Debtor shall cooperate with the Committee and the Disbursing Agent and shall take any and all actions, and shall execute and deliver any and all documents and instruments, appropriate to facilitate the effectuating of this Plan, including, without limitation, by taking any actions required on its part to cause all assets of the Estate which come into its possession or control to be transferred promptly to the Disbursing Agent.

     7.16 Severability of Provisions Relating to InfiniCom or InfiniCom Stock Agreement

     Notwithstanding any provision to the contrary contained in this Plan, in the event that the InfiniCom Stock Agreement is terminated in accordance with the terms of the InfiniCom Stock Agreement, the Debtor, with the Committee's consent (which consent shall not be unreasonably withheld), shall have the right to elect to cause this Plan to be effective, notwithstanding any such termination of the InfiniCom Stock Agreement, by filing with the Bankruptcy Court a notice of such election, in which event the Plan shall become effective as provided herein, save and except only for any provisions hereof relating to InfiniCom or to the InfiniCom Stock Agreement which provisions (including, without limitation, the provisions relating to InfiniCom and to the InfiniCom Stock Agreement contained in Paragraph 6.02 hereof) shall be deemed to be void, of no effect and to have been severed from this Plan.

     7.17 Change of Name

     In the event that the Debtor should sell the Debtor's corporate name, "Scoop, Inc.," the Debtor shall cease using such corporate name and adopt a new name with the approval of InfiniCom, which approval shall not be unreasonably withheld.

     7.18 Cancellation of Shares and Warrants

     Upon the Closing Date, all outstanding options and warrants to acquire stock in the Debtor shall be canceled automatically and without any need to give any notice thereof to the holders of such options and warrants, and the holders of such options or warrants shall have, on account of such options or warrants, no right to acquire any stock in the Reorganized Debtor. Any Claim which may arise as a result of any such cancellation of any options or warrants shall be filed and served upon the Committee and counsel for the Committee within thirty
(30) days after the Effective Date. In the event that any such Proof of Claim is not filed and served as set forth herein, such Claim shall be deemed conclusively to be waived and shall be forever barred in the Case, without further notice. Claims timely asserted hereunder arising out of the rejection of executory contracts or unexpired leases shall be deemed to be Class 2 General Unsecured Claims under this Plan but shall not automatically become an Allowed Claim.

     In the event that the InfiniCom Stock Agreement should be terminated and this Plan become effective pursuant to the provisions of Section 7.25 of this Plan, the rights of the holders of such options or warrants pursuant to such options and warrants shall not be altered by this Plan and the holders of such options and warrants shall retain all of the rights which they may have pursuant to such options or warrants.

                                      VIII.
                                DISBURSING AGENT

     The terms of the appointment of the Disbursing Agent under this Plan shall be as follows:

     8.01 Appointment of Disbursing Agent

     Bruce W. Ballenger shall be appointed to act as Disbursing Agent under this Plan, effective as of the Effective Date. The Disbursing Agent shall be responsible for administering (subject to the terms of this Plan) all funds in the Plan Fund, the Disputed Priority Claims Reserve, the Disputed General Unsecured Claims Reserve, the Reserve Fund, and the Unclaimed Distribution Reserve, and shall be responsible for making all Distributions to Creditors (including professionals) pursuant to this Plan. All accounts maintained by the Disbursing Agent shall specifically state that they are trust accounts and shall not be commingled. The Disbursing Agent shall be entitled to exercise the following rights and powers in carrying out his responsibilities under this
Plan:

     8.02 Distributions in Accordance With Claims Docket

     Except as set forth to the contrary in Paragraphs 8.03 and 8.04 hereof, the Disbursing Agent may make Distributions with respect to a Claim in accordance with, and in reliance on, the Claims docket and Schedules, unless there is an objection pending with respect to such Claim. All checks and correspondence therewith shall reference that the checks must be cashed within ninety (90) days of their date.

     8.03 Preliminary Schedule of Proposed Distributions

     The  Disbursing  Agent  shall  prepare,  and  provide to the  Committee,  a preliminary schedule of proposed Distributions to Creditors ("Distribution Schedule") at least five (5) days prior to the making of any such Distributions. No Distribution shall be made without the written approval thereof by the Committee. In the event that the Committee objects to the making of any proposed Distribution set forth on the Distribution Schedule, the Disbursing Agent shall not make such Distribution until such objection is resolved with the Committee or an order of the Bankruptcy Court approving such Distribution is obtained by the Disbursing Agent. Notwithstanding the foregoing, it shall be the sole responsibility of the Disbursing Agent to determine the accuracy of Distributions to be made pursuant to this Plan, and the Committee shall have no responsibility therefor. In the event that the Disbursing Agent so desires, the Disbursing Agent shall be entitled to seek, on an ex parte basis, an order of the Bankruptcy Court approving the making of the Distributions pursuant to the Distribution Schedule.

     8.04 Reporting to Committee

     The Disbursing Agent shall provide to the Committee reports regarding the funds controlled by the Disbursing Agent and Distributions under this Plan, as may be reasonably requested by the Committee.

     8.05 Employment of Agents

     With the consent of the Committee or upon order of the Bankruptcy Court, the Disbursing Agent may employ and act through agents and confer upon them such power and authority as may be necessary or advisable to fulfill the Disbursing Agent's obligations hereunder and may compensate such agents and charge such expenses, to the extent such expenses are reasonable, from funds on deposit in the Reserve Fund.

     8.06 Investment of Funds

     To the extent practicable, the Disbursing Agent shall invest funds in the Plan Fund, the Disputed Priority Claims Reserve, the Disputed General Unsecured Claims Reserve, the Reserve Fund, and the Unclaimed Distribution Reserve in any manner permitted by the Bankruptcy Code, and any order of the Bankruptcy Court that may establish investment guidelines for funds of the Estate.

     8.07 Employment and Compensation of Disbursing Agent

     The Disbursing Agent's fee shall be capped at one and one-half percent (1 1/2%) of Distributions made on account of Allowed Claims. In addition to such fee, the Disbursing Agent shall be entitled to obtain reimbursement for his expenses incurred in connection with the performance of his duties pursuant to this Plan (including, without limitation, for any expense associated with the bond required by Paragraph 8.08 hereof). The Disbursing Agent may obtain compensation and reimbursement for his expenses by filing a billing statement setting forth his entitlement to such compensation and reimbursement of expenses, and by serving such billing statement upon the members of the Committee and the Committee's counsel. If any party-in-interest fails to file in the Bankruptcy Court an objection to any such billing statement within fifteen
(15) days after service of such billing statement, the Disbursing Agent shall thereafter immediately be entitled to the compensation requested thereby and the Disbursing Agent shall be entitled to forthwith withdraw from the Reserve Fund funds sufficient to pay such compensation. If a timely objection to the Disbursing Agent's billing statement is filed by any party-in-interest, the Disbursing Agent shall schedule the matter for hearing before the Bankruptcy Court and the Bankruptcy Court will determine the merits of the objection.

     8.08 Disbursing Agent's Bond

     The Disbursing Agent shall be bonded at the expense of the Estate, with the amount of such bond set in the amount of the funds on hand in the Estate on the Effective Date, subject to reduction as Distributions are made pursuant to this Plan.

     8.09 Compliance with Tax Requirements

     To the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed upon him by any governmental unit, and all Distributions pursuant to this Plan shall be subject to such tax withholding and reporting requirements.

     8.10 Resignation

     The Disbursing Agent may resign at any time at will upon thirty (30) days written notice to the members of the Committee and the Committee's counsel. The resigning Disbursing Agent shall be entitled to retain any compensation paid to him prior to his resignation and shall also be entitled to fees owed to him at the time of his resignation. Upon any resignation of the Disbursing Agent, the Committee, after consultation with the Office of the United States Trustee, shall appoint a replacement Disbursing Agent.

     8.11 Reorganized Debtor's Non-Responsibility for Distributions

     The Reorganized Debtor shall have no responsibility for the making of any of the Distributions provided for by this Plan, and shall have no liability for any failure by the Disbursing Agent or by any other entity to properly make the Distributions provided for by this Plan.

     8.12   Reorganized    Debtor's    Non-Liability    for    Post-Confirmation
Administrative Expense

     The Reorganized Debtor shall have no liability for any expense that may be incurred after the Confirmation Date by the Disbursing Agent or by the Committee in connection with the administration of this Plan.

                                       IX.
                   REQUEST FOR FINDINGS OF FAIR AND EQUITABLE
                          TREATMENT OF IMPAIRED CLASSES

     The Debtor,  as the proponent of this Plan,  hereby  requests,  pursuant to
Section 1129(b) of the Bankruptcy Code, that the Bankruptcy Court find and determine that the provisions of this Plan provide fair and equitable treatment to those Classes which are impaired under this Plan and which elect not to accept this Plan, and that the Bankruptcy Court confirm this Plan notwithstanding the requirement of Section 1129(a)(8) of the Bankruptcy Code as to such Classes.

                                       X.
              CONDITIONS PRECEDENT TO DISTRIBUTIONS UNDER THE PLAN

     In addition to any other terms and conditions set forth in this Plan or in the Confirmation Order, the following shall constitute conditions precedent to any Creditor's right to participate in the Distributions under this Plan.

     10.01 Further Assurances by Creditor

     As a condition to participation in the Distributions under this Plan, all Creditors shall execute and deliver to the Committee or the Disbursing Agent, or join in the execution and delivery of, any document appropriate for the consummation of this Plan.

     10.02 Creditor's Payment of Obligations to Debtor or Turn Over of Property to the Estate

     As a condition to participation in the Distributions under this Plan, any Creditor from which property is recoverable under Sections 542, 543, 550, or 553 of the Bankruptcy Code, or otherwise, or that is a transferee of a transfer avoidable under Sections 522, 544, 545, 547, 548, or 549 of the Bankruptcy Code, or otherwise, shall pay the amount or turn over any such property for which such entity or transferee is liable to the Debtor under Sections 522, 542, 543, 550, or 553 of the Bankruptcy Code, or otherwise.

     10.03 Wage Claimants' and other Creditors' Execution and Delivery of W-4 and Related Forms

     Notwithstanding anything to the contrary contained in this Plan, as a condition to participation in the Distributions under this Plan, any Wage Claimant or any other Creditor, whether the holder of an Allowed General Unsecured Claim, Allowed Priority Claim, or otherwise, shall duly fill out and return to the Disbursing Agent a W-4 claim form, or any other tax reporting form as may be reasonably requested by the Disbursing Agent. No Distributions shall be paid with respect to the Allowed Claim of any Wage Claimant or other Creditor until fourteen (14) days after the W-4 form and any other tax reporting forms which the Disbursing Agent provides to the Wage Claimant or other Creditor are returned, properly completed, to the Disbursing Agent. If any such W-4 forms or other tax reporting forms are not returned to the Disbursing Agent by the Wage Claimant or other Creditor within sixty (60) days after the Disbursing Agent's providing of such forms to the Wage Claimant or other Creditor, the Wage Claimant or other Creditor otherwise entitled to Distributions under this Plan shall cease to be entitled thereto, and their Claims based thereon shall be deemed to be, and shall be, waived, forever barred, and automatically disallowed with no need for any further action by the Disbursing Agent or order of the Bankruptcy Court.

                                       XI.
                              MODIFICATION OF PLAN

     The Debtor may propose amendments or modifications of this Plan at any time prior to the Confirmation Date with leave of the Bankruptcy Court and upon such notice as the Bankruptcy Court requires; provided, however, that any amendment or modification of this Plan which affects materially the rights of InfiniCom or 24STORE pursuant to the InfiniCom Stock Agreement or this Plan shall require the written consent of InfiniCom, which consent shall not be unreasonably withheld. After the Confirmation Date, the Reorganized Debtor or the Committee may, with the approval of the Bankruptcy Court, and so long as it does not materially or adversely affect the interests of Creditors or Equity Security Holders, remedy any defect or omission, or reconcile any inconsistencies in this Plan, or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and effect of this Plan. If the Bankruptcy Court determines that a post-confirmation modification of this Plan is in the best interest of the Estate and the Creditors, even after substantial consummation of this Plan, then, notwithstanding the provisions of Section 1127(b) of the Bankruptcy Code, the Bankruptcy Court may authorize such modification of this Plan, after notice and a hearing, in such manner and under such conditions, as the Bankruptcy Court deems appropriate.

                                      XII.
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     12.01 Executory Contracts and Unexpired Leases to be Rejected

     On the Confirmation Date, except for the InfiniCom Stock Agreement and for any executory contract or unexpired lease specifically assumed or rejected pursuant to a prior order of the Bankruptcy Court, each executory contract or unexpired lease entered into by the Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms shall be deemed rejected pursuant to Section 365 of the Bankruptcy Code. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of such executory contracts and unexpired leases, pursuant to Section 365 of the Bankruptcy Code.

     12.02 Proofs of Claim for Rejection of Executory Contracts or Unexpired Leases

     Proofs of Claim for any Claims arising by reason of any rejection of executory contracts or unexpired leases pursuant to this Plan or pursuant to a prior order of the Bankruptcy Court shall be filed and served upon the Committee and counsel for the Committee within thirty (30) days after the Effective Date. In the event that any such Proof of Claim is not filed and served as set forth herein, such Claim shall be deemed conclusively to be waived and shall be forever barred in the Case, without further notice. Claims timely asserted hereunder arising out of the rejection of executory contracts or unexpired leases shall be deemed to be Class 2 General Unsecured Claims under this Plan but shall not automatically become an Allowed Claim.

                                      XIII.
                             EFFECT OF CONFIRMATION

     Confirmation of this Plan, shall have, inter alia, the following effects:

     13.01 Vesting of Property

     Except as set forth in this Plan to the contrary, on the Effective Date, the property of the Estate (except only for the rights of the Equity Security Holders and InfiniCom pursuant to the InfiniCom Stock Agreement) shall vest in the Committee, as agent for the Debtor and the Estate, free and clear of any Claims, liens, or interests of Creditors, parties-in-interest, and other entities.

     13.02 Property Free and Clear of Claims

     Except as set forth in this Plan to the contrary, all property dealt with under this Plan shall be distributed free and clear of all Claims, liens, and interests of Creditors, parties-in-interest, and other entities.

     13.03 Binding Effect of Plan

     The provisions of this Plan shall be binding upon each Creditor and Equity Security Holder, whether or not the Claim of such Creditor or Interest of such Equity Security Holder is impaired under this Plan, and whether or not such Creditor or Equity Security Holder has accepted this Plan.

     13.04 Effect of Section 1141 of the Bankruptcy Code

     From and after the Confirmation Date, the Debtor shall be discharged from any and all debts dischargeable under Section 1141(d) of the Bankruptcy Code, and confirmation of this Plan, which shall occur on the Confirmation Date, shall otherwise have all of the effects provided in Section 1141 of the Bankruptcy Code which are not inconsistent with the terms of this Plan.

     13.05 Discharge

     Except as set forth in this Plan to the contrary, all debts of the Debtor that arose at any time before the entry of the Confirmation Order, including, without limitation, all principal and interest which accrued before the Petition Date, shall be discharged pursuant to the provisions of Section 1141(d)(1) of the Bankruptcy Code. The discharge of the Debtor shall be effective as to each Claim regardless of whether a Proof of Claim respecting that Claim was filed, whether the Claim was an Allowed Claim, or whether the holder of the Claim accepted this Plan.

     13.06 Injunction

     Except as otherwise provided in this Plan or in the Confirmation Order, the rights afforded in this Plan and the treatment of all Claims in this Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims (including Administrative Claims and any interest accrued on any Claim from and after the Petition Date) against the Debtor and any of its assets and properties. Except as otherwise provided in this Plan or in the Confirmation Order, on the Confirmation Date, all substantive rights of holders of Claims shall be terminated, and the Debtor shall be deemed discharged and released to the fullest extent permitted by Sections 524 and 1141 of the Bankruptcy Code from all Claims that arose before the Confirmation Date (including any Administrative Claims and any interest accrued on any Claims from and after the Petition Date) against the Debtor and any of its assets and properties. All Creditors shall be precluded from asserting against the Debtor and its assets and properties, any other or further Claims or Administrative Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, and such discharge shall void any judgment against the Debtor or the Estate at any time obtained to the extent that it relates to a Claim or Administrative Claim discharged.

     Except as otherwise provided in this Plan or in the Confirmation Order, on and after the Confirmation Date, all Creditors who have held, currently hold or who may hold a Claim or Administrative Claim discharged or terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claim or Administrative
Claim: (i) commencing or continuing in any manner any action or other proceeding against the Debtor, the Estate, the Reorganized Debtor, or their respective successors, assets, or properties; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Estate, the Reorganized Debtor, or their respective successors, assets, or properties; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Estate, the Reorganized Debtor, or their respective successors, assets, or properties; (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation owed to the Debtor, the Estate, the Reorganized Debtor, or their respective successors, assets, or properties; and (v) commencing or continuing any action or proceeding, in any manner, in any place, that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order. Any entity, including the Debtor, the Committee, or the Reorganized Debtor, injured by any violation of such injunction shall recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages, from the violator.

     13.07 Liquidating Plan

     Notwithstanding the provisions of Paragraph 13.04, 13.05 and 13.06 hereof, in accordance with the provisions of Section 1141(d)(3) of the Bankruptcy Code, confirmation of this Plan shall not result in a discharge of the Debtor in the event that this Plan becomes effective pursuant to the provisions of Paragraph
7.25 of this Plan notwithstanding any termination of the InfiniCom Stock Agreement.

                                      XIV.
                            RETENTION OF JURISDICTION

     Until this Plan has been fully consummated, the Bankruptcy Court shall retain jurisdiction for, but not limited to, the following purposes:

     14.01 The classification of the Claim of any Claimant and the re-examination of Claims which have been allowed for the purposes of determining acceptance of this Plan at the time of the Confirmation Hearing and the determination of such objections as may be filed to Claims. The failure by the Debtor or the Committee to object to or to examine any Claim for the purpose of determining acceptance of this Plan shall not be deemed to be a waiver of the right of the Debtor or the Committee to object to or to re-examine the Claim in whole or in part.

     14.02 The allowance of any Claim for damages by reason of the rejection of any executory contract or unexpired lease.

     14.03 The determination of all questions and disputes regarding title to the assets of the Debtor, the Estate, or the Committee, and the determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to any action pending as of the Confirmation Date, in which the Debtor or the Committee is a party, including, but not limited to, any Avoidance Actions.

     14.04 The correction of any defect, the curing of any omission, or the reconciliation of any inconsistency in this Plan or in the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan.

     14.05 The modification of this Plan after confirmation pursuant to the Bankruptcy Code and the Bankruptcy Rules, or if in the best interests of the Estate and the Creditors, modification of this Plan even after this Plan has been substantially consummated.

     14.06 The enforcement and interpretation of the terms and conditions of this Plan or the Confirmation Order, and the determination of such matters and the making of such orders consistent with this Plan as may be necessary or desirable to effectuate the provisions of this Plan.

     14.07 The determination, either before or after the closing of the Case, of any Claims concerning state, local, and federal taxes pursuant to Section 346, 505, 525, or 1146 of the Bankruptcy Code or other applicable law, and the Debtor's, Reorganized Debtor's, or Estate's entitlement, if any, to tax attributes which may have been property of the Estate, either before or after the closing of the Case.

     14.08 The shortening or extension, for cause, of the time fixed for doing any act or thing under this Plan, on such notice, if any, as the Bankruptcy Court shall determine to be appropriate.

     14.09 The entry of any order, including, without limitation, any injunction, to enforce the title, rights, and powers of the Debtor, Reorganized Debtor, or the Committee and such limitations, restrictions, terms, and conditions of such title, rights, and powers as the Bankruptcy Court may deem necessary.

     14.10 The determination of any disputes arising under or relating to any order entered by the Bankruptcy Court in the Case.

     14.11 The entry of any order of the Bankruptcy Court approving the sale, assignment, transfer, or other disposition of any Retained Assets.

     14.12  The   allowance   of   compensation   to   professionals   or  other
Administrative Claims.

     14.13 The determination of the validity, extent, or priority of any liens and security interests against property of the Debtor or the Estate.

     14.14 The determination of all actions and proceedings which relate to pre-confirmation matters affecting the Debtor or the Estate whether such action or proceeding is brought before or after the Effective Date.

     14.15 The liquidation or allowance of any Claim.

     14.16 The determination of all questions and disputes regarding collection of assets of the Debtor or the Estate as of the Confirmation Date.

     14.17 The entry of an order concluding and terminating the Case.

                                       XV.
          DESIGNATION OF THE COMMITTEE AS REPRESENTATIVE OF THE ESTATE

     Pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, the Committee is hereby designated as the representative of the Estate of the Debtor.

                                      XVI.
                    PROVISIONS OF THE PLAN WHICH MAY AFFECT,
                    ALTER, OR MODIFY THE RIGHTS OF CREDITORS

     16.01 Fines and Penalties

     Except as provided to the contrary in Section 726 of the Bankruptcy Code, no penalty, fine, exemplary or punitive damage, or other similar charge claimed by any Claimant shall be compensable by the Debtor or the Estate, or out of property of the Debtor or the Estate.

     16.02 Implementation of Section 1142 of the Bankruptcy Code

     Pursuant to Section 1142(a), the Committee is authorized to carry out the terms of this Plan. All Claimants shall, pursuant to Section 1142(b) of the Bankruptcy Code, execute and deliver, or join in the execution and delivery of, any instrument or document appropriate to effectuate this Plan, and perform any other act that is appropriate for the consummation of this Plan. To the extent that any Claimant fails to comply with this provision, the Reorganized Debtor, the Disbursing Agent, or the Committee shall be entitled to obtain, on an expedited basis, an order from the Bankruptcy Court compelling the Claimant's compliance with these provisions, and, during the time period encompassed by such Claimant's non-compliance, no payment shall be made to the non-complying Claimant under this Plan, and any such non-complying Claimant shall be responsible for all costs and damages incurred by the Reorganized Debtor, the Disbursing Agent, or the Committee as a result of such Claimant's non-compliance with these provisions.

                                      XVII.
                              RESERVATION OF RIGHTS

     Nothing contained in this Plan or in the Disclosure Statement provided concurrently herewith shall be deemed to be an admission by the Debtor or the Committee. The Debtor and the Committee reserve any and all rights which they may have to object to any Claim. The Debtor reserves the right to withdraw this Plan at any time prior to the Confirmation Date.

                                     XVIII.
                            MISCELLANEOUS PROVISIONS

     18.01 Interpretation, Rules of Construction, Computation of Time, and Choice of Law

          (a) The provisions of this Plan shall control over any description thereof contained in the Disclosure Statement.

          (b) Any term used in this Plan that is not defined in this Plan, but that is used in the Bankruptcy Code or in the Bankruptcy Rules has the meaning assigned to that term in (and shall be construed in accordance with the rules of construction under) the Bankruptcy Code or the Bankruptcy Rules. Without limiting the foregoing, the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply hereto. The definitions and rules of construction contained herein do not apply to the Disclosure Statement or to the exhibits to this Plan except to the extent expressly so stated in the Disclosure Statement or in each exhibit to this Plan.

          (c) Unless specified otherwise in a particular reference in this Plan, the words "herein," "hereof," "hereto," and others of similar import refer to this Plan as a whole and not to any particular paragraph, subparagraph, or clause contained in this Plan.

          (d) Unless specified otherwise in a particular reference in this Plan, all references in this Plan to paragraphs and exhibits are references to paragraphs and exhibits of or to this Plan.

          (e) Any reference in this Plan to a contract, agreement, instrument, or other document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions.

          (f) Any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit, as it may be amended, restated, modified, or supplemented as of the Confirmation Date.

          (g) Captions and headings to paragraphs in this Plan are inserted for convenience of reference only and shall neither constitute a part of this Plan nor in any way affect the interpretation of any provisions hereof.

          (h) Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

          (i) In computing any period of time prescribed or allowed by this Plan, the provisions of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

          (j) All exhibits to this Plan are incorporated into this Plan and shall be deemed to be included in this Plan, regardless of when they are filed.

          (k) Except to the extent that federal law, including the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced for all purposes in accordance with, the laws of the State of California, without giving effect to any principles of conflict of laws thereof.

          (l) All notices, correspondence and other deliveries shall be directed as follows:

               Scoop, Inc.
                    c/o Robert E. Opera, Esq.
                    Lobel, Opera & Friedman LLP
                    19800 MacArthur Blvd., Suite 1100
                    Irvine, CA  92612

               Unsecured Creditors Committee of Scoop, Inc.
                    c/o Ira D. Kharasch, Esq.
                    Pachulski, Stang, Ziehl & Young
                    10100 Santa Monica Blvd., Suite 1100
                    Los Angeles, CA  90067

     18.02 Conditions Precedent to Confirmation and Effective Date

     This Plan shall not become effective and the Effective Date shall not occur unless and until the Confirmation Order shall have been duly entered by the Bankruptcy Court, no stay of the Confirmation Order shall be in effect, and the Confirmation Order shall have become a Final Order, unless such condition has been duly waived in accordance with Paragraph 2.41 hereof. The Confirmation Order shall be deemed annulled at such time as a condition to the Effective Date that has not been waived in writing executed by the Debtor (with the consent of InfiniCom, which consent shall not be unreasonably withheld) can no longer occur.

     18.03 Payment of Statutory Fees

     All fees payable pursuant to Section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Code at the Confirmation Hearing, shall be paid on or before the Effective Date. Such fees shall be payable only from funds of the Estate.

     18.04 Successors and Assigns

     The rights, benefits, and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, the heirs, executors, administrators, successors, and/or assigns of such entity.

     18.05 Further Actions

     Nothing contained in this Plan shall be deemed to impair in any manner the right of any party-in-interest, including, without limitation, the Reorganized Debtor, the Committee, or the Disbursing Agent, to seek at any time after the Confirmation Date orders of the Bankruptcy Court approving actions to be taken consistent with this Plan as may be necessary or desirable to effectuate the provisions of this Plan.

     18.06 Other Documents and Actions

     The Debtor, the Reorganized Debtor, the Disbursing Agent, and the Committee shall have the right to execute such documents and take such other actions as is appropriate to effectuate the transactions provided for in this Plan.

                                      XIX.
                            REQUEST FOR CONFIRMATION

     The Debtor hereby requests entry of an order confirming this Plan as having satisfied the requirements of Section 1129 of the Bankruptcy Code. The Debtor further requests that the Bankruptcy Court make such findings of fact and conclusions of law as may be necessary to implement this Plan.

DATED:  July 23, 1999               Scoop, Inc.
                                    a Delaware corporation


                                    By:  /s/ Rand Bleimeister
                                       ----------------------
                                         Rand Bleimeister
                                    Its: President and Chief Executive Officer



PRESENTED BY:

LOBEL, OPERA & FRIEDMAN LLP


By:  /s/ Robert E. Opera
     -------------------
     Robert E. Opera
     Hamid R. Rafatjoo
Attorneys for Debtor and Debtor-in Possession


APPROVED AS TO FORM AND CONTENT:

WHITE & CASE LLP

By:  /s/ Brian L. Holman
     -------------------
     Brian L. Holman
     Daniel H. Peters
Attorneys for InfiniCom AB